EXHIBIT 99.1

News Release dated March 7, 2012

NEWS RELEASE

New Western Energy Corp. acquires 1,700-acre oil and gas lease in Kansas

March 7, 2012--Irvine, Calif.--New Western Energy Corp. (OTCBB: NWTR), an independent energy company engaged in the development, production and exploration of oil, gas and other minerals in North America, today announced that it has acquired a 90 percent working interest in the B&W Ranch Oil and Gas Lease in Chautauqua County, Kansas.

"The B&W Ranch lease is located in a region of Kansas that is known for historical production" said Javan Khazali, President of New Western Energy Corp. "The 1,700-acre property is the Company's largest leasehold to date, and has the potential for numerous oil and gas discoveries. We are in the process of evaluating several engineering firms to help us identify the best pay zones on the property, and expect to update our shareholders on our progress in the coming months."

The B&W Ranch Oil and Gas Lease is located in the Chautauqua Arch. To the south, the Central Oklahoma platform merges with the Cherokee basin of southeastern Kansas, in which some of the first commercial discoveries for the mid-continent region were made. The reservoir rock on the B&W Oil and Gas Lease is comprised of the Weiser Sands and some Wayside. The depth of the reservoir is approximately 600-800 feet. Among the famous producing sands in this region are Iola Sands, Layton Sands, Redd Sands, Wayside, Weiser Sands, Oswego Lime, Mississippi Chat, Mulky Shale, and Arbuckle. The objective of this project has been to exploit the Mulky Shale gas and Weiser oil. The depositional environment on the leasehold is considered as fluvial-dominated deltaic system.

According to a 2011 report on the property, there is potential for discovery of three to four oil formations, as well as three to four gas formations throughout the lease. Both of the production zones are above 1,000 feet, which provides economical drilling costs to the Company.

About New Western Energy Corp.

New Western Energy Corp. is an independent energy company engaged in the acquisition, development, production, and exploration of oil, gas and minerals primarily in North America. To learn more about the Company, visit: www.newwesternenergy.com.

Notice Regarding Forward-Looking Statements

This news release contains “forward-looking statements” as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of our exploration program at our properties and any anticipated production. Actual results could differ from those projected in any forward-looking statements due to numerous factors including, among others, the inherent uncertainties associated with petroleum exploration and development stage exploration companies. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate.

Contact:

Javan Khazali

President

New Western Energy Corp.

(949) 435-0977